UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. 1)

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Definitive Proxy Statement

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Soliciting Material Pursuant to § 240.14a-12

HIGHLANDS BANKSHARES, INC.

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HIGHLANDS BANKSHARES, INC.

340 West Main Street

Abingdon, Virginia 24210

November [28], 2008

Dear Shareholder:

You are cordially invited to attend a Special Meeting of Shareholders of Highlands Bankshares, Inc. to be held on [Wednesday, December 23, 2008 at 7:00 p.m. at the Southwest Virginia Higher Education Center ballroom on the campus of Virginia Highlands Community College, One Partnership Circle, Abingdon, Virginia].

At the Special Meeting, you will be asked to approve an amendment and restatement of our Articles of Incorporation to authorize the issuance of preferred stock. The primary purpose of authorizing preferred stock is to allow us to participate in the Capital Purchase Program established by the United States Treasury pursuant to the Emergency Economic Stabilization Act of 2008. Under the Capital Purchase Program, the Treasury will purchase up to $250 billion of senior preferred stock from qualifying financial institutions on terms that would provide those institutions with an affordable means of raising capital in the current market environment. Because our Articles of Incorporation currently do not authorize us to issue preferred stock, we must amend our Articles of Incorporation in order to participate in the program. The Treasury has given institutions a very short period of time to obtain the required authorization to issue preferred stock under the Program, therefore we must act now to amend our Articles of Incorporation.

If we do not receive shareholder approval, and therefore cannot amend and restate our Articles of Incorporation to authorize the issuance of preferred stock, we will not be able to participate in the Capital Purchase Program. Our ability to participate in the Program could be advantageous to us by providing access to low-cost capital. For these reasons, whether or not you plan to attend the Special Meeting, it is important that your shares be represented and voted. Enclosed with this letter is a formal notice of the Special Meeting, a Proxy Statement and a form of proxy. Please complete, sign, date and return the enclosed proxy promptly using the enclosed postage-paid envelope. The enclosed proxy, when returned properly executed, will be voted in the manner directed in the proxy.

We hope you will accept our invitation to join us for a reception and opportunity to meet your management team immediately following the Special Meeting.

Sincerely,

Samuel L. Neese
Executive Vice President and Chief Executive Officer

HIGHLANDS BANKSHARES, INC.

340 West Main Street

Abingdon, Virginia 24210

___________________

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

___________________

A Special Meeting of Shareholders (the “Special Meeting”) of Highlands Bankshares, Inc. (the “Company”) will be held on [Wednesday, December 23, 2008 at 7:00 p.m. at the Southwest Virginia Higher Education Center ballroom on the campus of Virginia Highlands Community College, One Partnership Circle, Abingdon, Virginia], for the following purposes:

1.	To act on a proposed amendment and restatement of our Articles of Incorporation to authorize the issuance of up to 10,000,000 shares of preferred stock;

2.

To act on a proposal to adjourn the special meeting to allow time for further solicitation of proxies, in the event there are insufficient votes represented in person or by proxy at the special meeting to approve the amendment proposal;

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only holders of shares of Common Stock of record at the close of business on November 3, 2008, the record date fixed by our Board of Directors, are entitled to notice of, and to vote at, the Special Meeting.

By Order of the Board of Directors

__________________________
Robert M. Little, Jr.

Secretary

Abingdon, Virginia

November [28], 2008

IMPORTANT NOTICE:

Please complete, sign, date, and return the enclosed proxy in the accompanying postage paid envelope whether or not you plan to attend the Special Meeting. Shareholders attending the meeting may withdraw their proxy and vote their shares on all matters that are considered.

HIGHLANDS BANKSHARES, INC.

340 West Main Street

Abingdon, Virginia 24210

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

December [23], 2008

This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Highlands Bankshares, Inc. (the “Company”, “we”, “us” or “our”) to be used at a Special Meeting of Shareholders (the “Special Meeting”) to be held on [Wednesday, December 23, 2008 at 7:00 p.m. at the Southwest Virginia Higher Education Center ballroom on the campus of Virginia Highlands Community College, One Partnership Circle, Abingdon, Virginia] and any duly reconvened meeting after adjournment thereof.

GENERAL INFORMATION

Revocation and Voting of Proxies

Any shareholder who executes a proxy has the power to revoke it at any time by written notice to our Secretary, by executing a proxy dated as of a later date or by voting in person at the Special Meeting. It is expected that this Proxy Statement and the enclosed proxy card will be mailed on or about November [28], 2008 to all shareholders entitled to vote at the Special Meeting.

Voting Rights of Shareholders

On November 3, 2008, the record date for determining those shareholders entitled to notice of and to vote at the Special Meeting, there were 5,001,130 shares of Common Stock issued and outstanding. Each outstanding share of Common Stock is entitled to one vote on all matters to be acted upon at the Special Meeting. A majority of the shares of Common Stock entitled to vote, represented in person or by proxy, constitutes a quorum for the transaction of business at the Special Meeting. Only shareholders of record at the close of business on November 3, 2008 are entitled to notice and to vote at the Special Meeting or any adjournment thereof.

Under certain circumstances, including the matters presented in this Proxy Statement, brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions to the broker (a “broker non-vote”). In these cases, and in cases where the shareholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present, but will not be included as votes cast with respect to those matters. Abstentions and broker non-votes will have the effect of a vote AGAINST Proposal One to amend and restate the Articles of Incorporation to authorize the issuance of preferred stock. Abstentions and broker non-votes will have no effect on the outcome of Proposal Two to adjourn the Special Meeting.

If you hold your shares in a bank or brokerage account, you will receive instructions from your bank or broker that you must follow for your shares to be voted. Please follow those instructions carefully to assure that your shares are voted in accordance with your wishes on the matters presented in this Proxy Statement.

Solicitation of Proxies

The cost of soliciting proxies for the Special Meeting will be borne by us. We do not intend to solicit proxies otherwise than by use of the mails, but certain of our officers and regular employees, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. We may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of shares of Common Stock.

PROPOSAL ONE

AMENDMENT AND RESTATEMENT OF ARTICLES OF INCORPORATION

TO AUTHORIZE 10,000,000 SHARES OF PREFERRED STOCK

The Proposed Amendment

Our Board of Directors has adopted an amendment and restatement of our Articles of Incorporation to authorize 10,000,000 shares of preferred stock, par value $2.00 per share (the “Preferred Stock”). The Board of Directors has elected to restate the Articles of Incorporation because the amendment affects multiple provisions of the Articles of Incorporation, but each of those changes, which are set forth in Appendix A to this Proxy Statement, is being proposed for the purpose of authorizing the Preferred Stock or deleting an obsolete provision.

Our Articles of Incorporation currently authorize only the issuance of Common Stock. The amendment will vest in the Board of Directors the authority to issue the Preferred Stock in one or more series and, to the extent permitted by law, fix and determine the preferences, limitations and relative rights of the shares of any series so established. Provisions in a company’s articles of incorporation authorizing preferred stock in this manner are often referred to as “blank check” provisions, as they give a board of directors the flexibility, at any time or from time to time, without further shareholder approval (except as may be required by applicable laws, regulatory authorities or the rules of any stock exchange on which our securities are then listed), to create one or more series of preferred stock and to determine by resolution the terms of each such series. Shareholders are being asked to approve the proposed amendment and restatement at the Special Meeting.

Reasons for the Amendment

The Board of Directors is considering participating in the Capital Purchase Program (the “Program”) recently established by the United States Department of Treasury (the “Treasury”) pursuant to the Emergency Economic Stabilization Act of 2008. Under the Program, the Treasury will purchase up to $250 billion of senior preferred stock from qualifying financial institutions and will receive warrants to purchase, upon net settlement, additional preferred stock of such institutions. The Program is intended to assist in easing the credit crunch and kick-starting the economy by facilitating capital growth in healthier financial institutions in the United States. Due to the current economic environment, the traditional avenues available for financial institutions to raise capital have virtually ceased or become too expensive to consider. Nine of the country’s largest financial institutions have already signaled the importance of the Program to our financial system by swiftly agreeing to collectively sell $125 billion of senior preferred stock to the Treasury. The Treasury will purchase the remaining $125 billion of senior preferred stock from small, medium and large sized banks across the nation. As described in greater detail below, the Program provides us and other participating institutions with a reasonable and affordable option to raise additional core or Tier 1 capital. With an initial dividend rate on the senior preferred stock of only 5%, the Board of Directors believes that participating in the Program may provide relatively inexpensive capital that would allow us to continue to explore avenues to enhance shareholder value and facilitate continued growth. If we participate in the Program, we intend to use the proceeds of the issuance of the Preferred Stock for general corporate purposes, which may include deploying such proceeds to strengthen the capital position of our subsidiary bank.

To participate in the Program, however, we must be authorized to issue the Preferred Stock. If the proposal to amend and restate our Articles of Incorporation to authorize the Preferred Stock is not approved by the shareholders, we will be unable to participate in the Program. In addition, even if we are authorized to issue Preferred Stock and desire to participate in the Program, the Treasury is not obligated to accept our application to participate in the Program. Therefore, any estimate in this Proxy Statement of proceeds from a sale of securities to the Treasury is not guaranteed. We do not expect, however, that there will be any material effects on our liquidity, capital resources or results of operations if we do not participate in the Program.

The Board of Directors also believes that the authorization of the Preferred Stock is advisable and in the best interests of the Company and its shareholders for several other reasons. As described below, we would issue between 5,041 and 15,124 shares of Preferred Stock, assuming the immediate exercise of the warrants, to the Treasury under the Capital Purchase Program, leaving at least 9,984,876 shares of Preferred Stock authorized for issuance at a later date. The Board of Directors would be permitted to issue such stock without shareholder approval and, thereby, provide us with maximum flexibility in structuring acquisitions, joint ventures, strategic alliances, capital-raising transactions and for other corporate purposes. The Board of Directors evaluates such opportunities and considers different capital structuring alternatives designed to advance our business strategy. Having the authority to issue the Preferred Stock will enable us to develop equity securities tailored to specific purposes and to avoid the possible delay associated with, and significant expense of, calling and holding a special meeting of shareholders to authorize such additional capital. The Board of Directors believes that such enhanced ability to respond to opportunities and favorable market conditions before the opportunities or conditions pass is in the best interests of the Company and its shareholders.

Terms of the Capital Purchase Program

As mentioned above, we are currently evaluating participating in the Program. In the event that we participate, it is anticipated that we would issue cumulative perpetual preferred stock, with a liquidation preference of $1,000 per share (the “Senior Preferred”). Under the Program, eligible institutions can generally apply to issue Senior Preferred to the Treasury in aggregate amounts between 1% and 3% of the institution’s risk-weighted assets. In our case, this would permit us to apply for an investment by the Treasury between approximately $4.801 million and $14.404 million. If the shareholders approve the proposal to amend and restate the Articles of Incorporation and we choose and are permitted to participate in the Program, we would issue between 4,801 and 14,404 shares of Senior Preferred and warrants to purchase an additional 240 to 720 shares to the Treasury, with the terms summarized below. For more information regarding the Program and the terms of the Senior Preferred and the warrants, please see the Treasury’s website at http://www.treas.gov/initiatives/eesa/.

Ranking. The Senior Preferred would rank senior to Common Stock and at an equal level in the capital structure with any other preferred shares other than preferred shares which by their terms rank junior to any other preferred shares.

Dividends. The Senior Preferred would pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of original investment and thereafter at a rate of 9% per annum. Dividends would be payable quarterly in arrears on the fifteenth day of February, May, August and November of each year.

Conversion Rights. The Senior Preferred would not be convertible into shares of any other class or series of our stock.

Redemption. The Senior Preferred may not be redeemed prior to the third anniversary of the date of issuance, except with the proceeds of a Qualified Equity Offering (as defined below) that results in proceeds to us of not less than 25% of the issue price of the Senior Preferred. A “Qualified Equity Offering” is the sale for cash, following the date of issuance of the Senior Preferred, of Common Stock or perpetual preferred stock that qualifies as Tier 1 capital under the risk-based capital guidelines of the Federal Reserve. On any date after the third anniversary of the date of issuance the Senior Preferred may be redeemed, in whole or in part, at our option, from any source of funds. Any such redemption would be at a cash redemption price of $1,000 per share of Senior Preferred, plus any unpaid dividends for all prior dividend periods for that share, plus a pro rata portion of the dividend for the then-current dividend period to the redemption date. Holders of the Senior Preferred will have no right to require the redemption or repurchase of the Senior Preferred.

Voting Rights. The Senior Preferred would be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment to the rights of the Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred. If dividends on the Senior Preferred are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred will have the right to elect two directors. Our Board of Directors currently consists of nine Directors. If we participate in the Program and do not pay dividends on the Senior Preferred for six dividend periods, we will have to expand our Board of Directors to accommodate the Treasury’s appointments to it. The right to elect directors will end when full dividends have been paid for all prior dividend periods.

Transferability. The Senior Preferred would not be subject to any contractual restrictions on transferability or the restrictions of any shareholders’ agreement or similar arrangement that may be in effect among us and our shareholders at the time of the Senior Preferred Investment or thereafter. We would be obligated to file a registration statement under the Securities Act of 1933, as amended, as promptly as practicable after issuing the Senior Preferred to the Treasury. In addition, we would be required take all steps as may be reasonable requested by the Treasury to facilitate the transfer of the Senior Preferred. The Treasury may transfer the Senior Preferred to third parties at any time.

Regulatory Capital Treatment. Any shares of Senior Preferred issued to the Treasury would constitute Tier 1 capital for bank regulatory purposes.

Executive Compensation. In addition, if we participate in the Program, we must adopt the Treasury’s standards for executive compensation for as long as the Treasury holds our securities, including:

•	ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution;
•	requiring clawbacks of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate.
•	not making any “golden parachute payment” (as defined in the Internal Revenue Code) to any of the Company’s senior executive officers; and
•	agreeing not to deduct for tax purposes executive compensation in excess of $500,000 in any one fiscal year for each senior executive.

If we participate in the Program, we will review our compensatory plans and contracts and will modify or amend such plans as necessary to comply with the applicable limits on executive compensation prior to entering into the definitive documentation necessary to consummate the investment.

Related Party Transactions. For as long as the Treasury holds any of our equity securities, we would be prohibited from entering into transactions with related persons (within the meaning of Item 404 of Regulation S-K) unless (i) such transactions are on terms no less favorable to us than could be obtained from an unaffiliated third party and (ii) have been approved by our audit committee or comparable body of independent directors.

Warrants. Institutions participating in the Program must also grant warrants to the Treasury to purchase, upon net settlement, a number of net shares of our Preferred Stock having an aggregate liquidation preference equal to 5% of the aggregate amount of the Senior Preferred Investment (the “Warrant Preferred”). The initial exercise price for the warrants would be $2.00 per share, the par value per share of the Warrant Preferred. The warrants would have a term of 10 years and would be immediately exercisable. The Treasury has indicated that it intends to immediately exercise the warrants. The warrants would not be subject to any contractual restrictions on transfer or the restrictions of any shareholders’ agreement or similar arrangement that may be in effect among us and our shareholders at the time of the Senior Preferred investment or thereafter. We would be obligated to file a registration statement under the Securities Act of 1933, as amended, as promptly as practicable covering the warrants and the Warrant Preferred underlying the warrants. In addition, we would be required take all steps as may be reasonable requested by the Treasury to facilitate the transfer of the warrants or the Warrant Preferred. The Warrant Preferred would have the same rights, preferences, privileges, voting rights and other terms as the Senior Preferred, except that (1) the Warrant Preferred will pay dividends at a rate of 9% per annum and (2) the Warrant Preferred may not be redeemed until all of the Senior Preferred has been redeemed.

Effects of the Amendment on the Rights of Holders of Common Stock and Trust Preferred Securities

The Capital Purchase Program

Based on the information available to us at this time, which consists of the Program term sheet provided by the Treasury, the following are the effects on holders of Common Stock and trust preferred securities from the issuance of Senior Preferred to the Treasury under the Program:

Restrictions on Dividends. The consent of the Treasury would be required for any increase in the per share dividends on Common Stock until the third anniversary of the date of the Senior Preferred investment. After the third anniversary and prior to the tenth anniversary, the consent of the Treasury would be required for any increase in aggregate common dividends per share greater than 3% per annum, provided that no increase in dividends on Common Stock may be made as a result of any dividend paid in Common Stock, any stock split or similar transaction. The foregoing restrictions no longer apply if the Senior Preferred and Warrant Preferred are redeemed in whole or the Treasury has transferred all of the Senior Preferred and Warrant Preferred to third parties. In addition, for as long as any Senior Preferred is outstanding, no dividends may be declared or paid on Common Stock, nor may we repurchase or redeem any Common Stock, unless all accrued and unpaid dividends for all past dividend periods on the Senior Preferred are fully paid.

Repurchases. The Treasury’s consent would be required for any repurchases of equity securities or trust preferred securities (other than (i) repurchases of the Senior Preferred and (ii) repurchases of junior preferred shares or Common Stock in connection with any benefit plan in the ordinary course of business consistent with past practice) until the tenth anniversary of the date of this investment unless prior to such tenth anniversary the Senior Preferred and the Warrant Preferred are redeemed in whole or the Treasury has transferred all of the Senior Preferred and the Warrant Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or Common Stock if prohibited as described under “Restrictions on Dividends” above.

Other Dividend and Repurchase Restrictions. From and after the tenth anniversary of the Senior Preferred Investment, we would be prohibited from paying dividends on Common Stock or repurchasing any equity securities or trust preferred securities until all equity securities held by the Treasury are redeemed in while or the Treasury has transferred all of such equity securities to third parties.

Voting rights. The Senior Preferred would be non-voting, except in certain circumstances described under “Terms of the Capital Purchase Program” above.

Future Issuance of Preferred Stock

We are unable to determine the effects of any other future issuance of a series of preferred stock on the rights of our shareholders until the Board of Directors determines the rights of the holders of such series. However, such effects might include: (i) restrictions on the payment of dividends to holders of our Common Stock; (ii) dilution of voting power to the extent that the holders of shares of preferred stock are given voting rights; (iii) dilution of the equity interests and voting power of holders of our Common Stock if the preferred stock is convertible into Common Stock; and (iv) restrictions upon any distribution of assets to the holders of our Common Stock upon liquidation or dissolution and until the satisfaction of any liquidation preference granted to the holders of preferred stock.

Potential Anti-Takeover Effects of the Amendment

The amendment and restatement of the Articles of Incorporation as proposed could adversely affect the ability of third parties to take over or change the control of the Company by, for example, permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company. Specifically, the ability of our Board of Directors to establish the rights of, and to cause us to issue, substantial amounts of preferred stock without the need for shareholder approval, upon such terms and conditions, and having such rights, privileges and preferences, as our Board of Directors may determine from time to time in the exercise of its business judgment, may, among other things, be used to create voting impediments with respect to changes in control of the Company or to dilute the stock ownership of holders of Common Stock seeking to obtain control of the Company. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate transactions, may have the effect of discouraging, delaying or preventing a change in control of the Company.

Any future issuance of preferred stock, however, would require approval by the Board of Directors, who are each legally bound by fiduciary duty to act in accordance with his or her good faith business judgment of the best interests of the Company. The Board of Directors has no present intention of issuing any preferred stock for any defensive or anti-takeover purpose, for the purpose of implementing any shareholder rights plan or with features specifically intended to make any attempted acquisition of the Company more difficult or costly. At this time, the only issuance of preferred stock contemplated by the Board of Directors is to the Treasury pursuant to the Program, which is intended for capital raising purposes only.

At present, our Articles of Incorporation and Bylaws contain the following provisions that may have an anti-takeover effect:

Advance Notice for Shareholder Proposals or Nominations at Meetings. Our Bylaws prescribe the procedure that a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings outside of the proxy statement process. For a shareholder to nominate a candidate for director at an annual meeting of shareholders, notice of nomination must be received by our Secretary not less than 60 days and not more than 90 days prior to the date of the annual meeting. The notice must describe various matters regarding the nominee and the shareholder giving the notice. For a shareholder to bring other business before an annual meeting of shareholders, notice must be received by our Secretary not less than 60 days and not more than 90 days prior to the date of the annual meeting. The notice must include a description of the proposed business, the reasons therefore, and other specified matters.

No Cumulative Voting. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Required Vote

The affirmative vote of the holders of more than two-thirds of all the votes entitled to be cast at the Special Meeting is required for approval of the proposed amendment and restatement of our Articles of Incorporation. Accordingly, abstentions and broker non-votes will be considered as votes against this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE PROPOSED AMENDMENT AND RESTATEMENT OF THE ARTICLES OF INCORPORATION.

PROPOSAL TWO

ADJOURNMENT OF THE SPECIAL MEETING

General

If at the Special Meeting the number of shares of our Common Stock present or represented and voting in favor of Proposal One is insufficient to approve Proposal One, our management may move to adjourn the Special Meeting in order to enable our Board of Directors to continue to solicit additional proxies in favor of the Proposal One. In that event, you will be asked to vote only upon the adjournment proposal and not Proposal One.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our Board of Directors to vote in favor of adjourning the Special Meeting and any later adjournments. If our shareholders approve the adjournment proposal, we could adjourn the Special Meeting, and any adjourned session of the Special Meeting, to use additional time to solicit additional proxies in favor of Proposal One, including the solicitation of proxies from the shareholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if proxies representing a sufficient number of votes against the Proposal One have been received, we could adjourn the Special Meeting without a vote on Proposal One and seek to convince the holders of those shares to change their votes to votes in favor of the approval of Proposal One.

The Board of Directors believes that if the number of shares of Common Stock present or represented at the Special Meeting and voting in favor of Proposal One is insufficient to approve that proposal, it is in the best interests of the shareholders to enable the Board of Directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve Proposal One.

Generally, if the special meeting is adjourned, no notice of the adjourned meeting is required to be given to stockholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned. However, if the Special Meeting is adjourned to a date more than 120 days after the date fixed for the original meeting, notice of the adjourned meeting will be given as in the case of the original meeting.

Required Vote

The affirmative vote of the holders of a majority of the shares represented at the Special Meeting and entitled to vote on this matter is required for approval of the proposal to adjourn the Special Meeting. Accordingly, abstentions and broker-non votes will have no effect on the outcome of this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO ADJOURN THE SPECIAL MEETING TO ALLOW TIME FOR THE FURTHER SOLICITATION OF PROXIES TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE ARTICLES.

OWNERSHIP OF STOCK

Security Ownership of Certain Beneficial Owners

The following table sets forth as of November 3, 2008 (unless otherwise noted), certain information with respect to the persons known by us to beneficially own more than five percent of outstanding shares of Common Stock.

Name and Address of Beneficial Owner	Amount and Nature Of Beneficial Ownership	Percent Of Class

James D. Moore, Jr. (1) P.O. Box 1192 Abingdon, VA 24212	542,965	10.86%

(1)

Amount includes ownership of 289,134 shares held by the Dr. Moore in a self-directed IRA, indirect ownership of 30,664 shares held solely in Dr. Moore’s spouse’s name and options to acquire 8,000 shares.

Security Ownership of Management

The following table sets forth, as of November 3, 2008, certain information with respect to the beneficial ownership of shares of Common Stock by each of the members of the Board of Directors, by each of the “named executive officers” identified in our proxy statement for the 2008 Annual Meeting of Shareholders and by all current directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of a director living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time.

The business address for our directors and executive officers is 340 West Main Street, Abingdon, Virginia 24210.

Name and Address of Beneficial Owner	Amount and Nature Of Beneficial Ownership	Percent Of Class

Directors

William E. Chaffin (1)

E. Craig. Kendrick (2)

Clydes B. Kiser (3)

J. Carter Lambert (4)

James D. Moore, Jr. (5)

James D. Morefield (6)

Charles P. Olinger (7)

William J. Singleton (8)

H. Ramsey White, Jr. (9)

	50,165 90,825 60,576 106,741 542,965 242,650 33,034 42,432 48,652	1.00% 1.82% 1.21% 2.13% 10.86% 4.85% * * *

Named Executive Officers
Samuel L. Neese (10) James T. Riffe (11) Gary L. Dutton (12)	55,586 14,018 22,158	1.11% * *

Executive officers and Directors as a group (12 persons)	1,309,802	26.19%

*Indicated holdings amount to less than 1% of the issued and outstanding shares of Common Stock.

(1)	Amount includes indirect ownership of 3,600 shares held solely in Mr. Chaffin’s spouse’s name and options to acquire 12,000 shares.
(2)	Amount includes indirect ownership of 72,404 shares held in Mr. Kendrick’s children’s names and options to acquire 12,000 shares.
(3)	Amount includes indirect ownership of 43,576 shares held solely in Mr. Kiser’s spouse’s name and options to acquire 16,000 shares.
(4)	Amount includes indirect ownership of 49,547 shares held solely in Mr. Lambert’s spouse’s name and options to acquire 9,200 shares.
(5)

Amount includes ownership of 289,134 shares held by the Dr. Moore in a self-directed IRA, indirect ownership of 30,664 shares held solely in Dr. Moore’s spouse’s name and options to acquire 8,000 shares.

(6)

Amount includes indirect ownership of 44,384 shares held solely in Mr. Morefield’s spouse’s name, ownership of 64,368 shares held in the names of Mr. Morefield’s children, ownership of 53,556 shares held by Mr. Morefield in a self-directed IRA and options to acquire 14,000 shares.

(7)	Amount includes indirect ownership of 17,034 shares held solely in Mr. Olinger’s spouse’s name and options to acquire 12,000 shares.
(8)	Amount includes indirect ownership of 13,216 shares held solely in Mr. Singleton’s spouse’s name and options to acquire 14,000 shares.
(9)

Amount includes indirect ownership of 1,235 shares held by Dr. White in a custodial relationship, indirect ownership of 11,080 shares held by Dr. White’s spouse in a self-directed IRA and options to acquire 12,000 shares.

(10)	Amount includes options to acquire 14,000 shares.
(11)	Amount includes options to acquire 12,000 shares.
(12)	Amount includes options to acquire 12,400 shares.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING OF SHAREHOLDERS

Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 2009 annual meeting of shareholders must cause such proposal to be received, in proper form, at our principal executive offices at 340 West Main Street, Abingdon, Virginia 24210, no later than December 3, 2008, in order for the proposal to be considered for inclusion in the our Proxy Statement for that meeting. We presently anticipate holding the 2009 annual meeting of shareholders on May 13, 2009.

Our Bylaws also prescribe the procedure that a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings outside of the proxy statement process. For a shareholder to nominate a candidate for director at the 2009 annual meeting of shareholders, notice of nomination must be received by our Secretary not less than 60 days and not more than 90 days prior to the date of the 2009 annual meeting. The notice must describe various matters regarding the nominee and the shareholder giving the notice. For a shareholder to bring other business before the 2009 annual meeting of shareholders, notice must be received by our Secretary not less than 60 days and not more than 90 days prior to the date of the 2009 annual meeting. The notice must include a description of the proposed business, the reasons therefore, and other specified matters. Any shareholder may obtain a copy of our Bylaws, without charge, upon written request to our Secretary. Based upon an anticipated date of May 13, 2009 for the 2009 annual meeting of shareholders, we must receive any notice of nomination or other business no later than March 14, 2009 and no earlier than February 13, 2009.

FORWARD LOOKING STATEMENTS

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “we expect,” “we believe” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to:

•

changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries, decline in real estate values in our markets, or in the repayment ability of individual borrowers or issuers;

•	changes in the interest rates affecting our deposits and our loans;
•	the strength of the economy in our target market area, as well as general economic, market, or business conditions;
•	an insufficient allowance for loan losses as a result of inaccurate assumptions;
•	the loss of any of our key employees;
•

changes in our competitive position, competitive actions by other financial institutions and the competitive nature of the financial services industry and our ability to compete effectively against other financial institutions in our banking markets;

•	our ability to manage growth;
•	our potential growth, including our entrance or expansion into new markets, the opportunities that may be presented to and pursued by us and the need for sufficient capital to support that growth;
•	our ability to assess and manage our asset quality;
•	changes in government monetary policy, interest rates, deposit flow, the cost of funds, and demand for loan products and financial services;
•	our ability to maintain internal control over financial reporting;
•	our ability to raise capital as needed by our business;
•

our reliance on secondary sources, such as Federal Home Loan Bank advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet our liquidity needs;

•	changes in laws, regulations and the policies of federal or state regulators and agencies; and
•	other circumstances, many of which are beyond our control.

Although we believe that our expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that our actual results, performance or achievements will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

OTHER MATTERS

The Board of Directors is not aware of any matters other than those described in this Proxy Statement that may be presented for action at the Special Meeting. However, if other matters do properly come before the Special Meeting, the persons named in the enclosed proxy card possess discretionary authority to vote in accordance with their best judgment with respect to such other matters.

FINANCIAL INFORMATION

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, excluding exhibits, may be obtained without charge by writing to the Secretary, whose address is 340 West Main Street, Abingdon, Virginia 24210. The Form 10-K, as well as our Quarterly Reports on Form 10-Q for fiscal quarters ended in 2008, are also available on our home page on the Internet at www.hubank.com.

APPENDIX A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

HIGHLANDS BANKSHARES, INC.

~~(as restated in electronic format only as of July 27, 2005)~~

ARTICLE I

NAME

The name of the Corporation is Highlands Bankshares, Inc.

ARTICLE II

CAPITAL STOCK

Paragraph A. The aggregate number of shares of stock which the Corporation shall have the authority to issue and the par value per share is as follows:

Number of

Class	Shares	Par Value

Common Stock	40,000,000	$0.625

Preferred Stock	10,000,000	$2.000

Paragraph B. No holders of any class of stock of the Corporation shall have any preemptive or other preferential right to purchase or subscribe to (i) any shares of any class of stock of the Corporation, whether now or hereafter authorized, (ii) any warrants, rights or options to purchase any such stock, or (iii) any obligations convertible into any such stock or into warrants, rights or options to purchase any such stock.

Paragraph C. The holders of the Common Stock shall have the sole and full power to vote for the election of directors and for all other purposes without limitation except only as otherwise provided in any articles of amendment applicable to any series of Preferred Stock, and as otherwise expressly provided by the then existing statutes of Virginia. The holders of the Common Stock shall have one vote for each share of Common Stock held by them. ~~The~~Except as may be set forth in any articles of amendment applicable to shares of Preferred Stock, the holders of the Common Stock shall be entitled to receive the net assets of the Corporation upon dissolution.

Paragraph D. Authority is expressly vested in the Board of Directors to divide the Preferred Stock into and issue the same in series and, to the fullest extent permitted by law, to fix and determine the preferences, limitations and relative rights of the shares of any series so established, and to provide for the issuance thereof.

Prior to the issuance of any share of a series of Preferred Stock, the Board of Directors shall establish such series by adopting a resolution setting forth the designation and number of shares of the series and the preferences, limitations and relative rights thereof, and the Corporation shall file with the Commission articles of amendment as required by law, and the Commission shall have issued a certificate of amendment.

ARTICLE III

INDEMNIFICATION AND LIMITS ON LIABILITY

OF DIRECTORS AND OFFICERS

Paragraph A. The Corporation shall indemnify any Director or Officer made a Party to a Proceeding (including without limitation any Proceeding by or in the right of the Corporation in which the Director or Officer is adjudged liable to the Corporation) because he or she is or was a Director or Officer of the Corporation against any Liability incurred in the Proceeding to the fullest extent permitted by Virginia law, as it may be amended from time to time.

Paragraph B. The Corporation shall not indemnify a Director or Officer under Paragraph A above (unless authorized or ordered by a court) unless in each specific case a determination pursuant to Virginia law, as it may be amended from time to time, has been made that indemnification is permissible under the circumstances. The termination of a Proceeding by judgment, order, settlement or conviction is not, of itself, determinative that Director or Officer is not entitled to indemnification under this Article III.

Paragraph C. Expenses incurred by a Director or Officer in a Proceeding shall be paid by the Corporation in advance of the final disposition of the Proceeding if:

1.	The Director or Officer furnishes the Corporation a written statement of his good faith belief that he or she is entitled to indemnification pursuant to this Article III;

2.

The Director or Officer furnishes the Corporation a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard for indemnification pursuant to this Article III; and

3.

A determination pursuant to Virginia law, as it may be amended from time to time, is made that the facts then known to those making the determination would not preclude indemnification under this Article III.

The undertaking required by subsection 2 of this Paragraph C shall be an unlimited general obligation of the Director or Officer but need not be secured and may be accepted without reference to his or her financial ability to make repayment.

Paragraph D. The indemnification provided by this Article III shall not be exclusive of any other rights to which any Director or Officer may be entitled, including without limitation, rights conferred by applicable law and any right under policies of insurance that may be purchased and maintained by the Corporation or others, even as to liabilities against which the Corporation would not have the power to indemnify such Director or Officer under the provisions of this Article III.

Paragraph E. The Corporation may purchase and maintain at its sole expense insurance, in such amounts and on such terms and conditions as the Board of Directors may deem reasonable, against all liabilities or losses it may sustain in consequence of the indemnification provided for in this Article III.

Paragraph F. The Board of Directors shall have the power but not the obligation, generally and in specific cases, to indemnify employees and agents of the Corporation to the same extent as provided in this Article III with respect to Directors or Officers. The Board of Directors is hereby empowered by a majority vote of a quorum of disinterested Directors to contract in advance to indemnify any Director or Officer. The Board of Directors is further empowered, by majority vote of a quorum of disinterested Directors, to cause the Corporation to contract in advance to indemnify any person who is not a Director or Officer who was or is a party to any Proceeding, by reason of the fact that he or she is or was an employee or agent of the Corporation, or was serving at the request of the Corporation as Director, Officer, employee or agent of another corporation, partnership, joint venture trust, employee benefit plan or other enterprise, to the same extent as if such person were a Director or Officer.

Paragraph G. In this Article III:

“Director” means an individual who is or was a director of the Corporation or an individual who, while a director of the Corporation, is or was serving at the Corporation’s request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the Corporation’s request if his duties to the corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. “Director” includes the estate or personal representative of a director.

“Officer” means an individual who is or was an officer of the Corporation or an individual who is or was serving at the Corporation’s written request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. An officer is considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. “Officer” includes the estate or personal representative of an officer. Except as set forth above “Officer” does not include officers of corporations controlled by the Corporation.

“Expenses” includes but is not limited to counsel fees.

“Liability” means the obligation to pay a judgment, settlement, penalty, fine, including without limitation any excise tax assessed with respect to an employee benefit plan and reasonable Expenses incurred with respect to a Proceeding.

“Party” includes an individual who was, is, or is threatened to be made a named defendant or respondent in any Proceeding.

“Proceeding” means any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

ARTICLE IV

DIRECTORS

Paragraph A. ~~The~~Except as otherwise fixed by any articles of amendment adopted by the Board of Directors pursuant to Paragraph D of Article II relating to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of the directors of the Corporation shall be fixed from time to time by or pursuant to the Bylaws of the Corporation. ~~The initial directors, whose terms shall expire at the first shareholders’ meeting at which directors are elected, shall be:~~

~~William E. Chaffin P. O. Box 1565 Abingdon, VA 24210~~	~~J. D. Morefield P. O. Box 1327 Abingdon, VA 24210~~
~~V. D. Kendrick P. O. Box 310 Meadowview, VA 24361~~	~~Charles P. Olinger 281 Steel Creek Park Rd. Bristol, TN 34361~~
~~Clydes B. Kiser 5312 Lee Highway Bristol, VA 24201~~	~~William J. Singleton 19387 Stone Mountain Road Abingdon, VA 24210~~
~~J. Carter Lambert 22374 Hampton Drive Abingdon, VA 24210~~	~~H. Ramsey White, Jr. P. O. Box 1356 Abingdon, VA 24210~~
~~James D. Moore, Jr. P. O. Box 1192 Abingdon, VA 24210~~

Paragraph B. ~~Newly~~Except as otherwise fixed by any articles of amendment adopted by the Board of Directors pursuant to Paragraph D of Article II relating to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office until the annual meeting of shareholders that next follows his election. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE V

BYLAW AMENDMENTS

The Board of Directors shall have power to make, alter, amend and repeal the Bylaws of the Corporation except so far as the Bylaws of the Corporation adopted by the stockholders shall otherwise provide. Any Bylaws made by the directors under the powers conferred hereby may be altered, amended or repealed by the directors or by the stockholders.

~~ARTICLE VI~~

~~REGISTERED OFFICE AND AGENT~~

~~The post office address of the initial registered office is Two James Center, 1021 East Cary Street, Richmond, Virginia 23219, which is located in the City of Richmond. The name of the initial registered agent is Wayne A. Whitham, Jr., who is a resident of Virginia and a member of the Virginia State Bar, and whose business office is the same as the registered office of the Corporation.~~

HIGHLANDS BANKSHARES, INC.
340 West Main Street, Abingdon, Virginia 24210

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. The undersigned hereby constitutes J.D. Morefield, James D. Moore, Jr. and J. Carter Lambert or any of them, attorneys and proxies, with power of substitution in each, to act for the undersigned with respect to all shares of Common Stock of Highlands Bankshares, Inc. (the “Corporation”) held of record by the undersigned on November 3, 2008 at the Special Called Meeting of Stockholders to be held at the [Southwest Virginia Higher Education Center ballroom on the campus of Virginia Highlands Community College, One Partnership Circle, Abingdon, Virginia on December 23, 2008, at 7:00 p.m.], or any adjournment thereof, for the following purposes:

1.

To act on a proposed amendment and restatement of our Articles of Incorporation to authorize the issuance of up to 10,000,000 shares of preferred stock;

☐ FOR                    ☐ AGAINST               ☐ ABSTAIN

The Board of Directors recommends a vote “FOR” the amendment.

2.

To act on a proposal to adjourn the special meeting to allow time for further solicitation of proxies, in the event there are insufficient votes represented in person or by proxy at the special meeting to approve the amendment proposal;

☐ FOR                    ☐ AGAINST               ☐ ABSTAIN

The Board of Directors recommends a vote “FOR” the proposal.

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

(Continued and to be signed and dated on the reverse side and returned promptly in the enclosed envelope.)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE PROPOSALS IN ITEM 1 AND ITEM 2 AND ON OTHER MATTERS BY THE PROXY AGENTS IN ACCORDANCE WITH THEIR BEST JUDGMENT.

Date: _____/______/ 2008

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(If signing as Attorney, Administrator, Executor, Guardian or Trustee, please add your title as such.)

PLEASE MARK, SIGN EXACTLY AS YOUR NAME APPEARS ON CERTIFICATE, DATE AND RETURN PROMPTLY. JOINT OWNERS MUST EACH SIGN.